EXHIBIT - 99.1




           Waterford Gaming, L.L.C. and Waterford Gaming Finance Corp.
                 Commence Tender Offer and Consent Solicitation
                     for their 8.625% Senior Notes due 2012


     Waterford, CT (September 7, 2007) - Waterford Gaming, L.L.C. and Waterford Gaming Finance Corp. (the "Issuers") announced today that they have commenced a tender offer for all of their approximately $108.7 million outstanding 8.625% Senior Notes due 2012 (the "Notes").

     Under the terms of the offer, which commenced on September 7, 2007, the Issuers will purchase outstanding Notes at a purchase price of $1,034.75 per $1,000 principal amount of Notes (the "Total Consideration"). The Total Consideration consists of $1,024.75 per $1,000 principal amount of Notes tendered (the "Purchase Price") and a payment of $10.00 per $1,000 principal amount of Notes tendered (the "Consent Payment"). The Total Consideration shall only be payable to Holders who validly tender and do not validly withdraw their Notes on or prior to September 20, 2007. Holders who tender Notes after September 20, 2007 and on or prior to October 4, 2007 will receive only the Purchase Price and not the Consent Payment. In conjunction with the offer, the Issuers are also soliciting consents to certain proposed amendments to the Indenture under which the Notes were issued and to the termination of the Security and Control Agreement pursuant to which a security interest in an interest reserve account was granted to the holders of the Notes.

     Pursuant to Section 3.1 of the Indenture, the Issuers expect to redeem approximately $7.6 million in principal amount of the Notes on September 17, 2007. This redemption will take place on September 17, 2007 pro rata from all outstanding Notes, including those Notes that were previously tendered. Holders of Notes that have tendered their Notes before September 17, 2007, will receive the redemption price specified in the Indenture (and not the Total Consideration) with respect to the portion of their Notes that are redeemed on September 17, 2007.

     The offer will expire at 12:00 midnight, New York City time, on October 4, 2007, unless extended or earlier terminated. The Issuers' obligation to accept for purchase and to pay for Notes is conditioned upon, among other things, there being validly tendered and not validly withdrawn at least a majority in aggregate principal amount of the outstanding Notes and the Issuers having obtained the financing necessary to complete the offer.

     Merrill Lynch & Co. will act as exclusive Dealer Manager and Solicitation Agent in connection with the offer and the consent solicitation. The Information Agent and Depositary is Global Bondholder Services Corporation.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated September 7, 2007. Persons with questions regarding the offer should contact Merrill Lynch & Co. at (212) 449-4914
(collect) (or (888) 654-8637 (toll free)) or Global Bondholder Services Corporation at (212) 430-3774 (collect) (or (866) 389-1500 (toll-free)).